TNP ENTERPRISES, INC.
as Issuer

and

THE BANK OF NEW YORK,
as Trustee

__________________________

SECOND SUPPLEMENTAL INDENTURE

Dated as of _________, 2002

to

INDENTURE

Dated as of April 7, 2000

TNP ENTERPRISES, INC.
as Issuer,

and

THE BANK OF NEW YORK,
as Trustee

__________________________

$275,000,000

10.25% Senior Subordinated Notes due 2010

               SECOND SUPPLEMENTAL INDENTURE, dated as of ____ __, 2002, by and between TNP ENTERPRISES, INC., a Texas corporation, as issuer (the "Company"), and The Bank of New York, as trustee (the "Trustee").

               WHEREAS, the Company desires by this Second Supplemental Indenture, to amend the Indenture dated as of April 7, 2000, and supplemented by the First Supplemental Indenture dated as of April 7, 2000 (collectively, the "Indenture") providing for the issuance of its 10.25% Senior Subordinated Notes due 2010 in the principal amount of $275,000,000 (the "Securities"); and

               WHEREAS, the execution and delivery of this Second Supplemental Indenture has been authorized by a resolution of the Board of Directors of the Company; and

               WHEREAS, as required by Section 8.02 of the Indenture, the holders of at least a majority in principal amount of the outstanding Securities have provided their written consent to the amendment of the Indenture pursuant to this Second Supplemental Indenture; and

               WHEREAS, all conditions and requirements necessary to make each of this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms upon the Company and the Trustee have been performed and fulfilled by the applicable parties hereto and the execution and delivery thereof have been in all respects duly authorized by the applicable parties hereto.

               NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Securities, as follows:

  ARTICLE ONE

  AMENDMENT OF INDENTURE

               SECTION 1.01. Amendment of Indenture.

               (a)  The definition of "Asset Sale" in Section 1.01 of the Indenture is amended so that it reads as follows:

                         "Asset Sale" means any direct or indirect sale, issuance, conveyance, assignment, transfer, lease or other disposition (including any Sale and Lease-Back Transaction), other than to the Company or any of its Wholly Owned Subsidiaries, in any single transaction or series of related transactions of

          (1)  any Capital Stock of or other equity interest in any Restricted Subsidiary of the Company; or

          (2)  any other Property or assets of the Company or of any Restricted Subsidiary thereof;

               provided that Asset Sales shall not include

          (1)  a transaction or series of related transactions that involves assets having a fair market value or for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

          (2)  sales of inventory and vehicles in the ordinary course of business and consistent with past practices;

          (3)  the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Section 5.01 of this Indenture;

          (4)  a disposition of obsolete, worn-out, damaged or otherwise unsuitable or unnecessary equipment or other obsolete assets;

          (5)  dispositions with respect to sales of excess energy, capacity and rights of use in the Company's distribution network in the ordinary course of the electricity transmission and distribution business and the electricity generation business;

          (6)  a sale-leaseback of assets within one year of the acquisition of such assets;

          (7)  a transaction or series of transactions that results in a Change of Control; and

          (8)  any Qualified Receivables Transaction (provided that the Stranded Cost Securitization Proceeds from any Stranded Cost Securitization shall be applied as provided in Section 4.13(F)).

               (b)  The definition of "Receivables Subsidiary" in Section 1.01 of the Indenture is amended so that it reads as follows:

          "Receivables Subsidiary" means a Wholly Owned Subsidiary of the Company which engages in no activities other than in connection with a Qualified Receivables Transaction and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary:

          (1)  has no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

               (a)  is guaranteed by the Company or any other Restricted Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings),

               (b)  is recourse to or obligates the Company or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or

               (c)  subjects any property or asset of the Company or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

          (2)  with which neither the Company nor any other Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Qualified Receivables Transaction) other than on terms no less favorable to the Company or such other Restricted Subsidiary of the Company than those that might be obtained at the time from persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

          (3)  to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any designation of a Wholly Owned Subsidiary of the Company as a Receivables Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution of the Board of Directors of the Company giving effect to such designation and an officers' certificate certifying that the designation complied with preceding conditions and was permitted by this Indenture.

               (c)  The following definition of "Stranded Cost Securitization" is added to Section 1.01:

                  "'Stranded Cost Securitization' means any financing transaction by the Company or any Restricted Subsidiary under Chapter 39, Subchapter G of the Texas Public Utility Regulatory Act or any analogous law to which the Company or such Restricted Subsidiary is subject."

               (d)  The following definition of "Stranded Cost Securitization Proceeds" is added to Section 1.01:

                   "'Stranded Cost Securitization Proceeds' means, with respect to any Stranded Cost Securitization:

          (2)  cash received by the Company or any Restricted Subsidiary from such Stranded Cost Securitization, after

                    (a)  provision for all income or other taxes measured by or resulting from such Stranded Cost Securitization,

                    (b)  payment of all brokerage commissions, underwriting and other fees and expenses related to such Stranded Cost Securitization, and

          (3)  cash received upon the liquidation, conversion or other disposition of promissory notes or other non-cash consideration received by the Company or any Restricted Subsidiary from such Stranded Cost Securitization."

               (e)  Section 4.13 of the Indenture is amended so by adding a new subsection (F) that reads as follows:

                         "(F)  Stranded Cost Securitization Proceeds in excess of those applied to repay, prepay or purchase Indebtedness of the applicable Restricted Subsidiary or as otherwise required by order of the Public Utility Commission of Texas, and to the extent permitted by applicable law, shall be applied, as if they were Asset Sale Proceeds, first in accordance with clause (B)(1) above and then pursuant to an Excess Proceeds Offer pursuant to paragraphs (B), (C), and (E) above."

               (f)  Section 4.15 of the Indenture is amended so that it reads as follows:

                     "Section 4.15 Limitation on Liens.

                          The Company shall not, and shall not permit any of its Restricted Subsidiaries (other than any Regulated Restricted Subsidiary or any Receivables Subsidiary) to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any Property or asset of the Company or any of its Restricted Subsidiaries or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary of the Company which owns Property or assets, now owned or hereafter acquired, without making, or causing the Restricted Subsidiary to make, effective provision for securing the Notes; and:

                           (1)  if such Lien secures Indebtedness which is subordinate in right of payment to the Notes, such Lien shall be subordinate to the Lien granted to Holders to the same extent as such Indebtedness is subordinate in right of payment to the Notes; and

                     in all other cases, the Notes are equally and ratably secured."

               (g)  Section 4.18 of the Indenture is amended so that it reads as follows:

                      "Section 4.18 Limitation on Conduct of Business.

                            The Company and its Restricted Subsidiaries shall not engage in any businesses which are not the same, similar, ancillary or related to the businesses in which the Company and its Restricted Subsidiaries are engaged in on the Issue Date. No Regulated Restricted Subsidiary will own any capital stock of any Restricted Subsidiary that is not a Regulated Restricted Subsidiary or a Receivables Subsidiary. The Company shall cause each Receivables Subsidiary to remain a Restricted Subsidiary and, except as provided otherwise in this Indenture, to be subject to the covenants and restrictions applicable thereto."

ARTICLE TWO

MISCELLANEOUS PROVISIONS

               SECTION 2.01. Terms Defined.

               For all purposes of this Second Supplemental Indenture, except as otherwise defined, unless the context otherwise requires, or as the definition of such term is amended herein, terms used in capitalized form in this Second Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

               SECTION 2.02. Indenture.

               Except as amended hereby, the Indenture and the Securities are in all respects ratified and confirmed and all the terms shall remain in full force and effect.

               SECTION 2.03. Governing Law.

               THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

               SECTION 2.04. Successors.

               All agreements of the Company in this Second Supplemental Indenture and the Securities shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

               SECTION 2.05. Duplicate Originals.

               The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

               SECTION 2.06. Trustee Disclaimer.

               The Trustee accepts the amendment of the Indenture effected by this Second Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended and, without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity of the terms of this Second Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by corporate action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

SIGNATURES

              IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

TNP ENTERPRISES, INC.
  as issuer

By: _____________________________
     Name:
     Title:

THE BANK OF NEW YORK,
  as trustee

By:_____________________________
     Name:
     Title: